Exhibit 10.FFFF

CINERGY CORP.
RETIREMENT AND CONSULTING AGREEMENT

This Separation and Retirement Agreement (the “Agreement”), which is effective as of this 5th day of May, 2005, is entered into by and between William J. Grealis (the “Executive”) and Cinergy Services, Inc. (the “Company”), with the mutual exchange of promises as consideration.

Recitals

WHEREAS, the Executive intends to terminate voluntarily his employment and retire effective as of June 1, 2005 (the “Termination Date”);

WHEREAS, in connection with the Executive’s termination of employment, the Company is willing to provide certain benefits to the Executive, provided that the Executive (i) executes and does not timely revoke this Agreement and a waiver and release, in the form attached to this Agreement as Exhibit A (the “Waiver and Release”) of all claims that the Executive might assert against the Company, its parent company, any of their subsidiaries and/or affiliated entities, and any successors or assigns to the foregoing (collectively, “Cinergy”) and certain related entities and individuals as set forth therein and (ii) complies with his obligations hereunder; and

WHEREAS, the parties have agreed to enter into this Agreement, which has been specifically negotiated between the Executive and Cinergy.

NOW, THEREFORE, the Company and the Executive enter into the following Agreement:

Agreement

1.             Retirement.

a.             Termination of Employment.  The Executive will retire, and his employment with Cinergy will terminate, effective as of the close of business on the Termination Date.

b.             Effect on Other Agreements.  Effective as of the Termination Date, this Agreement will replace and supersede any and all prior employment, separation and retirement agreements between Cinergy and the Executive, including but not limited to the Employment Agreement between the Executive and Cinergy dated as of October 11, 2002 (the “Employment Agreement”); provided, however, that Section 3(b)(ii) of the Employment Agreement, and each provision of the Employment Agreement that defines any defined term that is used in Section 3(b)(ii) of the Employment Agreement, but only with respect to such definition, shall remain in full force and effect.  Notwithstanding the foregoing, the supplemental retirement benefit provided under Section 3(b)(ii) of the Employment Agreement shall be calculated as if the Executive retired on February 1, 2005 if such retirement date would result in the Executive receiving a larger supplemental retirement benefit than if he retired on the first potential retirement date following the Termination Date; provided, however, that consistent with Q&A-18(b) of IRS Notice 2005-1, any additional benefit to which the Executive is entitled pursuant to this sentence (i) shall be treated as a

“material modification” of Section 3(b)(ii) of the Employment Agreement only to the extent of such additional benefit, and (ii) shall be administered and distributed in a manner that complies with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, so as to prevent the inclusion in gross income of such additional benefit in a taxable year that is prior to the taxable year or years in which such benefit would otherwise actually be distributed or made available to the Executive or his beneficiaries.

2.             Consideration.  In exchange for entering into this Agreement and satisfying the conditions set forth herein, the Executive will receive the following consideration.  The benefits described below in this Section only shall be provided to the Executive if he satisfies each of the conditions specified below and, upon presentation to the Executive, the Executive timely executes and does not timely revoke the Waiver and Release.  Notwithstanding anything herein to the contrary, Cinergy may withhold from any amounts payable under this Agreement such federal, state, local or other taxes as it reasonably determines are required to be withheld pursuant to any applicable law or regulation.

a.             Consulting Arrangement.  In consideration for performing the consulting services specified in Section 7, the Executive shall be provided a retainer in the amount of $1,200,000, payable in a single lump sum as soon as reasonably practicable after the expiration of the revocation period described in the Waiver and Release.

b.             Restrictive Covenants.  In consideration for satisfying his obligations pursuant to Section 9(b), the Executive shall be provided a payment in the amount of $1,500,000, payable in a single lump sum as soon as reasonably practicable after the expiration of the revocation period described in the Waiver and Release.

c.             Retirement Benefits.  In consideration for satisfying all of his obligations under this Agreement other than those contained in Sections 7 and 9(b), including but not limited to those contained in Sections 8, 9(c), 10, 11 and 13, the benefits described below in this Section 2(c) shall be provided to the Executive in a single lump sum as soon as reasonably practicable after the expiration of the revocation period described in the Waiver and Release.

i.              Lump Sum Payment.  Cinergy agrees to pay the Executive a lump sum cash payment equal to $1,659,241.  The Executive acknowledges and agrees that the amount listed in the preceding sentence includes any amount to which he would otherwise be entitled under the Cinergy Corp. Annual Incentive Plan for the 2005 performance period and for accrued vacation pay.

ii.             Relocation Benefits.  The Executive will be entitled to reimbursement from Cinergy for the reasonable costs of relocating from the Cincinnati, Ohio, area to a new primary residence in a manner that is consistent with the terms of Cinergy’s Relocation Program.  Notwithstanding the foregoing, if the Executive becomes employed by another employer and is eligible to receive relocation benefits under another employer-provided plan, any benefits provided to the Executive hereunder will be secondary to those provided under the other employer-provided relocation plan.  The Executive must report to Cinergy any such relocation benefits that he actually receives under another employer-provided plan.

3.             Basis for Entitlement.  The Executive acknowledges that he would not be entitled to the benefits described in Section 2 of this Agreement absent his termination of employment, his execution of this Agreement and the Waiver and Release and his satisfaction of his obligations under this Agreement.

4.             Adequate Consideration.  The Executive agrees that the benefits described in this Agreement constitute good, valuable and sufficient consideration for the obligations the Executive assumes herein and in the Waiver and Release.  The benefits offered in exchange for the Executive’s execution of this Agreement and the Waiver and Release exceed in kind and scope that to which the Executive would have otherwise been legally entitled.

5.             Future Employment.  The Executive waives any right to assert any claim or demand for reemployment with Cinergy.  The Executive, however, may accept an offer of reemployment with Cinergy in the event such an offer is made.

6.             Acknowledgement.  The Executive acknowledges and agrees that it is the policy of Cinergy to comply with all applicable federal, state and local laws and regulations.  The Executive affirms that he has reported all compliance issues and violations of federal, state and local law or regulation or Cinergy policy of which he had knowledge during the term of his employment, if any.  The Executive represents and acknowledges that he has no further or additional knowledge or information regarding compliance issues or possible violations of federal, state or local law or regulations or Cinergy policy other than what the Executive may have previously raised, if any.

7.             Consulting Arrangement.

a.             The Executive agrees to serve as a business consultant to Cinergy for a period of three (3) years beginning on the Termination Date (the “Consulting Period”).  The consulting services will be performed at reasonable times when and as needed, as determined by mutual agreement between Cinergy and the Executive.

b.             The consulting services to be provided by the Executive during the Consulting Period will consist of consultation with, and advice to, the officers and managerial employees of Cinergy, as requested by Cinergy, on matters relating to Cinergy’s business affairs about which the Executive has knowledge and experience, and shall include but not be limited to the following.

i.              General strategic issues, including mergers and acquisitions.

ii.             Strategic environmental issues and regulatory relations, including state and federal regulatory matters and Cinergy’s policies relating to new environmental regulations and laws, carbon compliance and coal gasification.

iii.            Mentoring and executive development oversight.

c.             The parties acknowledge that the Executive (i) has unique and valuable expertise relating to Cinergy’s provision of Broadband over Powerline Services (“BPL Services”), (ii) is currently a member of the Board and audit committee of Current Communications Group, LLC and (iii) is currently a member of the Boards of ACcess Broadband, LLC and CCB Communications, LLC.  The Executive agrees that the consulting services that he shall provide during the Consulting Period may include overseeing Cinergy’s deployment of BPL Services in Cinergy’s service territory and elsewhere through Cinergy’s investment in ACcess Broadband, LLC and CCB Communications, LLC.

d.             The parties understand and agree that all of the consulting services to be provided by the Executive under this Agreement will be performed by him as an independent contractor and not as an employee of Cinergy.  The Executive will not have any authority to act as an agent or representative of Cinergy, except to the extent expressly authorized in writing by Cinergy.  The Executive will perform his consulting services to the best of his abilities.  The Executive’s duties pursuant to this Section are purely those of a consultant, and Cinergy is free to accept or reject his advice, as it deems appropriate.  Cinergy is responsible for all actions it chooses to take based on the Executive’s advice, and Cinergy agrees to indemnify and hold the Executive harmless for the results of those actions, including all losses and damages resulting from any legal or regulatory action.

e.             Cinergy will reimburse the Executive for all expenses authorized by Cinergy and incurred by the Executive in the performance of consulting services during the Consulting Period, including but not limited to telephone, duplication, secretarial services, mail and courier services, and normal supplies that may reasonably be required.  Reimbursement will be made within thirty (30) days of Cinergy’s receipt of reasonable and customary documentation.  For any travel requested and authorized by Cinergy, the Executive will be reimbursed for all reasonable and customary expenses, including transportation, parking, food, and lodging.

f.              Nothing in this Section will (i) prohibit the Executive from seeking or accepting other employment, engaging in any other consulting services, or participating in any other endeavor for profit, as he deems appropriate, provided that, in so doing, he does not breach any of his other obligations under this Agreement or (ii) be construed as requiring the Executive to reside or work near Cinergy’s headquarters.

8.             Nondisclosure of Confidential Information.  The Executive acknowledges that the information, observations and data obtained by him while employed by Cinergy concerning the business or affairs of Cinergy (unless and except to the extent the foregoing become generally known to and available for use by the public other than as a result of the Executive’s acts or omissions to act) (hereinafter defined as “Confidential Information”) are the property of Cinergy and he was and is required to hold in a fiduciary capacity all Confidential Information obtained by him while employed by Cinergy for the benefit of Cinergy as well as the successors and assigns thereof.  Therefore, the Executive agrees that he shall not disclose any Confidential Information without the prior written consent of the Chief Legal Officer or the Chief Executive Officer of Cinergy Corp. (which may be withheld for any reason or no reason) unless and except to the extent that such disclosure is required by any subpoena or other legal process (in which event the Executive will give the Chief Legal Officer of Cinergy Corp. prompt notice of such subpoena or other legal process in order to permit Cinergy to seek appropriate protective orders), and that he shall not use any Confidential Information for his own account without the prior written consent of the Chief Executive Officer of Cinergy Corp. (which may be withheld for any reason or no reason).  As soon as practicable following the last day of the Consulting Period, the Executive shall deliver to the Company to the attention of Mr. Timothy Verhagen, Vice President, Human Resources, Cinergy Corp., 221 East Fourth Street, 30 AT II, Cincinnati, Ohio 45202, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, or to the work product or the business of Cinergy which he may possess or have under his control.  The Executive’s obligations under this Section are in addition to, and not in limitation of or preemption of, all other obligations of confidentiality which the Executive may have to Cinergy under general legal or equitable principles, and federal, state or local law.

9.             Non-Solicitation, Non-Competition and Non-Disparagement.

a.             In General.  The Executive acknowledges that in the course of his employment with Cinergy he may have become familiar with trade secrets and customer lists of, and other confidential information concerning, Cinergy and that his services have been of special, unique and extraordinary value to Cinergy.

b.             Non-Solicitation and Non-Competition.  The Executive agrees that during the Consulting Period he will not in any manner, directly or indirectly, induce or attempt to induce any employee of Cinergy to quit or abandon his or her employ.  The Executive agrees that at no time during the Consulting Period will he: (i) become employed by, enter into a consulting arrangement with, or otherwise agree to perform personal services for, a Competitor, (ii) acquire an ownership interest in a Competitor, provided that the Executive may, for investment purposes, own not more than 3% of the outstanding stock of any class of a Competitor that is publicly traded, or (iii) solicit any customers or vendors of Cinergy on behalf of or for the benefit of a Competitor or otherwise call on, service or solicit competing business from customers of Cinergy.  For purposes of this Agreement, the term “Competitor” means any person or entity that sells goods or services that are directly competitive with those sold by a business that (1) is being conducted by Cinergy at the time in question or (2) was being conducted by Cinergy on the Termination Date. Notwithstanding anything in the preceding sentence, goods or services will not be deemed to be competitive with those of Cinergy solely as a result of the Executive being employed by or otherwise associated with a business that is in competition with Cinergy but as to which the Executive does not have direct or indirect responsibilities for the products or services involved.

c.             Non-Disparagement.  Except as required by subpoena or other legal process (in which event the Executive will give the Chief Legal Officer of Cinergy Corp. prompt notice of such subpoena or other legal process in order to permit Cinergy or any affected individual to seek appropriate protective orders), the Executive further agrees that he will refrain from publishing or providing any oral or written statements about Cinergy, any of its current or former officers, executives, directors, employees, agents or representatives or any initiative, program or policy of Cinergy relating to any matter whatsoever that are disparaging, slanderous, libelous or defamatory, or that disclose private or confidential information about their business affairs, or that constitute an intrusion into their private lives, or that give rise to unreasonable publicity about their private lives, or that place them in a false light before the public, or that constitute a misappropriation of their name or likeness.  Except as required by subpoena or other legal process (in which event Cinergy will give the Executive prompt notice of such subpoena or other legal process in order to permit the Executive to seek appropriate protective orders), Cinergy further agrees to refrain from publishing or providing any oral or written statements about the Executive that are disparaging, slanderous, libelous or defamatory, or that disclose private or confidential information about his business affairs, or that constitute an intrusion into his private life, or that give rise to unreasonable publicity about his private life, or that place him in a false light before the public, or that constitute a misappropriation of his name or likeness.

d.             Revision.  If, at the time of enforcement of this Section, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period or scope reasonable under such circumstances will be substituted for the stated period or scope and that the court will be allowed to revise the restrictions contained herein to cover the maximum period or scope permitted by law.  The parties acknowledge that any alleged breach of this Section could result in a claim for legal and/or equitable damages by the aggrieved party.

10.           Cooperation With Litigation.  Upon the Company’s request, the Executive agrees to render reasonable assistance to Cinergy in connection with any litigation or investigation relating to Cinergy’s business, provided that rendering such assistance does not impose an unreasonable burden on the Executive or interfere in any significant respect with the Executive’s employment or other business pursuits following the Termination Date.  Such assistance shall include, but not be limited to, providing truthful information, attending meetings, assisting with interrogatories, giving depositions and making court appearances.  The Executive agrees to promptly notify the Chief Legal Officer of Cinergy Corp. of any requests for information or testimony that the Executive receives in connection with any litigation or investigation relating to Cinergy’s business.  The Company agrees to pay reasonable compensation to the Executive for the Executive’s assistance in connection with any litigation or investigation relating to Cinergy’s business, but only if such assistance is provided after the end of the Consulting Period.

11.           Intellectual Property.  The Executive acknowledges that any and all writing, documents, inventions (whether or not patentable), discoveries, trade secrets, computer programs or instructions (whether in source code, object code, or any other form), algorithms, formulae, plans, customer lists, memoranda, tests, research, designs, specifications, models, data, diagrams, flow charts, and/or techniques (whether reduced to written form or otherwise) that the Executive made, conceived, discovered, or developed, either solely or jointly with any other person, at any time during the term of his employment, whether during working hours or at Cinergy’s facilities or at any other time or location, and whether upon the request or suggestion of Cinergy or otherwise, that relate to or are useful in any way in connection with any business carried on by Cinergy (collectively, “Intellectual Work Product”) will be the sole and exclusive property of Cinergy.  The Executive will promptly and fully disclose all Intellectual Work Product to Cinergy.  Any Intellectual Work Product not generally known to and available for use by the public shall be considered to be Confidential Information as defined herein.  The Executive acknowledges that all Intellectual Work Product that is copyrightable will be considered a work made for hire under United States Copyright Law.  To the extent that any copyrightable Intellectual Work Product may not be considered a work made for hire under the applicable provisions of the Copyright Law, or to the extent that, notwithstanding the foregoing provisions, the Executive may retain an interest in any Intellectual Work Product that is not copyrightable, the Executive hereby irrevocably assigns and transfers to Cinergy any and all right, title, or interest that the Executive may have in the Intellectual Work Product under copyright, patent, trade secret and trademark law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration.  Cinergy will be entitled to obtain and hold in its own name all copyrights, patents, trade secrets and trademarks with respect thereto.  At the sole request and expense of Cinergy, the Executive will assist Cinergy in acquiring and maintaining copyright, patent, trade secret and trademark protection upon, and confirming its title to, such Intellectual Work Product.  The Executive’s assistance will include signing all applications for copyright and patent applications and other papers, cooperating in legal proceedings and taking any other steps considered desirable by Cinergy.

12.           Breach of this Agreement.  Because the Executive’s services are unique and because the Executive has access to Confidential Information and Intellectual Work Product, the parties agree that Cinergy would be damaged irreparably in the event any of the provisions of Sections 8, 9, 10, 11 and 13 were not performed in accordance with their specific terms or were otherwise breached and that money damages would be an inadequate remedy for any such non-performance or breach.  In the event that the Executive breaches or threatens to breach any provision of this Agreement or the Waiver and Release, the Executive agrees that Cinergy shall be entitled to seek any and all equitable and legal relief provided by law, specifically including immediate and permanent injunctive relief to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).  The Executive hereby waives any claim that Cinergy has an adequate remedy at law.  In addition, and to the extent not prohibited by law, the Executive agrees that Cinergy shall be entitled to an award of all costs and attorneys’ fees reasonably incurred by Cinergy in any successful effort to enforce the terms of this Agreement.  The Executive agrees that the foregoing relief shall not be construed to limit or otherwise restrict Cinergy’s ability to pursue any other remedy provided by law, including the recovery of any actual, compensatory or punitive damages.  Moreover, if the Executive pursues any claims that he has waived in the Waiver and Release or otherwise breaches this Agreement, (i) the Executive agrees to immediately reimburse the Company for all amounts received by the Executive pursuant to this Agreement to the fullest extent permitted by law, and (ii) the Company will be relieved of any and all obligations to make future payments to the Executive pursuant to this Agreement.

13.           Return of Corporate Property.  Except as otherwise provided in this Agreement, the Executive agrees to return to Cinergy all keys, identification badges, electronic passes, credit cards, computer programs, and other property belonging to Cinergy when requested and to do so by Cinergy’s representative.

14.           Continuing Obligations.  The Executive hereby affirms and acknowledges the Executive’s continuing obligations to comply with the post-termination covenants contained in this Agreement, including, but not limited to, the provisions of Sections 7, 8, 9, 10, 11, 12 and 13 of this Agreement and the Waiver and Release.  The Executive acknowledges that the restrictions contained therein are valid and reasonable in every respect, are necessary to protect Cinergy’s legitimate business interests and hereby affirmatively waives any claim or defense to the contrary.

15.           No Admission of Liability.  The parties acknowledge that this Agreement is entered into solely for the purpose of ending their employment relationship on an amicable basis and shall not be construed as an admission of liability or wrongdoing by any party and that each party expressly denies any such liability or wrongdoing.

16.           No Reliance.          The Executive does not rely, and has not relied, upon any representation or statement made by Cinergy or by any of Cinergy’s employees, officers, agents, stockholders, directors or attorneys with regard to the subject matter, basis or effect of this Agreement other than those specifically contained herein.  The Executive expressly agrees to defend, indemnify and hold harmless Cinergy and its directors, officers, employees, agents, representatives and insurers from and against any and all tax assessments, tax liens, penalties or interest assessed by the Internal Revenue Service, or any other federal, state or local taxing authority against the Executive on account of, arising out of or in any way connected with this Agreement.  Notwithstanding the foregoing, in the event that any benefits paid or payable to the Executive or for his benefit pursuant to the terms of this Agreement or any other plan or arrangement in connection with, or arising out of, his employment with Cinergy or a change in ownership or effective control of Cinergy or of a substantial portion of its assets (“Payments”) would be subject to any excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, then the Executive will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest, penalties, additional tax, or similar items imposed with respect thereto and the excise tax), including any excise tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the excise tax imposed upon or assessable against the Executive due to the Payments.

17.           Severability.  The parties agree that each and every paragraph, sentence, clause, term and provision of this Agreement is severable and that, if any portion of this Agreement should be deemed not enforceable for any reason, such portion shall be stricken and the remaining portion or portions thereof should continue to be enforced to the fullest extent permitted by applicable law.

18.           Consultation With Attorney Advised.  The Executive is advised to consult with an attorney prior to executing this Agreement.  The Executive acknowledges being given that advice.  The Executive represents that he has read and fully understands all of the provisions of this Agreement.  The Executive represents that he is voluntarily signing this Agreement.

19.           Binding Effect of Agreement.   This Agreement, once signed by each of the Executive and the Chief Executive Officer of Cinergy Corp., will be binding upon and will operate for the benefit of the heirs, executors, administrators, assigns, and successors in interest of the Executive and Cinergy.  Cinergy agrees that in the event of a sale, merger, acquisition, or other change in structure (including the cessation or restructuring of any part of Cinergy’s business) and/or ownership, Cinergy will ensure that the contract language pertaining to the transaction confirms the continuing liability of Cinergy (and its assigns and successors in interest) to the Executive under this Agreement.  The Executive agrees that Cinergy Services, Inc. (and/or any of its authorized employees) is authorized to act for Cinergy with respect to all aspects pertaining to this Agreement, including the administration and interpretation of this Agreement.

20.           Complete Agreement.  Except as otherwise expressly provided in this Agreement, the terms of this Agreement constitute the entire Agreement between the parties and supersede all previous communications, representations, and agreements, oral or written, between the parties with respect to the subject matter of this Agreement.  No agreement or understanding modifying this Agreement will be binding on either party unless it is in writing and signed by an authorized representative of the party sought to be bound.  If any part of this Agreement is adjudged by a court of competent jurisdiction (or the arbitrator(s) pursuant to Section 21) to be contrary to law, then this Agreement will, in all other respects, remain effective and binding to the full extent permitted by law.

21.           Arbitration.

a.             Any dispute between the parties under this Agreement, the breach thereof, the Executive’s employment with Cinergy, or the termination thereof, shall be resolved (except as provided below) through informal arbitration by an arbitrator selected under the rules of the American Arbitration Association (located in Cincinnati, Ohio) and the arbitration shall be conducted in that location under the rules of said Association, to the extent they do not conflict with this Agreement.

b.             Within thirty days of the notice of a demand for arbitration, both parties shall exchange with one another documents in their respective possession that are relevant to the dispute.  There shall be no interrogatories or depositions taken in preparation for the arbitration; provided, however, that the arbitrator may permit limited deposition discovery in extraordinary circumstances and if necessary to avoid manifest injustice.  The grieving party shall file a written statement explaining his or its claim, including relevant documentation, within forty-five days of the notice for arbitration; the opposing party shall respond within thirty days thereafter; and the grieving party may reply within fifteen days of the response.   After this period of limited discovery, a live hearing before the arbitrator will occur.  The arbitrator shall have the right only to interpret and apply the provisions of this Agreement and may not change any of its provisions.  The determination of the arbitrator shall be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof.  The arbitrator shall give written notice to the parties stating his or their determination, and shall furnish to each party a signed copy of such determination.

c.             The expenses of arbitration will be borne equally by the Executive and the Company, and each party will bear its own costs, including attorneys’ fees; provided, however, that the arbitrator shall have the power to award such expenses and costs, including attorneys’ fees, to the prevailing party in accordance with applicable law and to require Cinergy at the beginning of the proceedings to fully or partially reimburse (or provide an advance to) the Executive for expenses (but not for costs, including attorneys’ fees) in the event the Executive can demonstrate that the amount of the expenses is an unreasonable impediment to adjudication of his claims in arbitration.  If the arbitrator awards a monetary amount to either party in excess of $1,000,000, the party against whom the award was made may seek judicial resolution of the dispute under a de novo standard before any court with appropriate jurisdiction over the matter.

d.             Notwithstanding the foregoing, Cinergy shall not be required to seek or participate in arbitration regarding any breach by the Executive of his agreements in Sections 8, 9, 10, 11 or 13 hereof, but may pursue its remedies for such breach in a court of competent jurisdiction in Cincinnati, Ohio.  Any arbitration or action pursuant to this Section will be governed by and construed in accordance with the substantive laws of the State of Ohio, without giving effect to the principles of conflict of laws of such State.

22.           Governing Law.  This Agreement will be interpreted, enforced, and governed under the laws of the State of Ohio, without regard to any principles of conflicts of laws.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed, effective as of the date above written.

CINERGY SERVICES, INC.		EXECUTIVE

By:	/s/ James E. Rogers	/s/ William J. Grealis
	James E. Rogers	William J. Grealis
Chairman and Chief Executive Officer

EXHIBIT A

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WAIVER AND RELEASE AGREEMENT

THIS WAIVER AND RELEASE AGREEMENT (this “Waiver and Release”) is entered into by and between William J. Grealis (the “Executive”) and Cinergy Services, Inc. (the “Company”) (collectively, the “Parties”).

WHEREAS, the Parties have entered into the Retirement and Consulting Agreement dated May 5, 2005 (the “Agreement”);

WHEREAS, the Executive’s employment has been terminated in accordance with the terms of the Agreement;

WHEREAS, the Executive is required to sign this Waiver and Release in order to receive the payment of certain compensation under the Agreement following termination of employment; and

WHEREAS, the Company has agreed to sign this Waiver and Release.

NOW, THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.             This Waiver and Release is effective on the date hereof and will continue in effect as provided herein.

2.             In consideration of the payments to be made and the benefits to be received by the Executive pursuant to the Agreement (the “Benefits”), which the Executive acknowledges are in addition to payment and benefits to which the Executive would be entitled to but for the Agreement, the Executive, on behalf of himself, his heirs, representatives, agents and assigns by dower or otherwise hereby COVENANTS NOT TO SUE OR OTHERWISE VOLUNTARILY PARTICIPATE IN ANY LAWSUIT AGAINST, FULLY RELEASES, INDEMNIFIES, HOLDS HARMLESS and OTHERWISE FOREVER DISCHARGES (i) Cinergy, (ii) its compensation, benefit, incentive (including, but not limited to, individual incentive, annual incentive, long-term incentive and annual bonus), pension, welfare and other plans and arrangements, and any predecessor or successor to any such plans and arrangements and (iii) any of its current or former officers, directors, agents, executives, employees, attorneys, insurers, shareholders, predecessors, successors or assigns, from any and all actions, charges, claims, demands, damages or liabilities of any kind or character whatsoever, known or unknown, which the Executive now has or may have had whether or not based on or arising out of the Executive’s employment relationship with Cinergy or the termination of that employment relationship through the date of execution of this Waiver and Release, other than workers’ compensation claims filed prior to the date of execution of this Waiver and Release.  The Executive acknowledges and understands that in the event the Executive files a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”), the Ohio Civil Rights Commission (“OCRC”), the Indiana Civil Rights Commission (“ICRC”),

the Texas Workforce Commission Civil Rights Division (“TWCCRD”), the Occupational Safety and Health Administration (“OSHA”) or the Secretary of Labor, the Executive shall be entitled to no relief, reinstatement, remuneration, damages, back pay, front pay, or compensation whatsoever from Cinergy as a result of such charge or complaint.  The Executive understands and agrees that he is waiving and releasing any and all actions and causes of action, suits, debts, claims, complaints and demands of any kind whatsoever, in law or in equity, including, but not limited to, the following:

a.             Those arising under any federal, state or local statute, ordinance or common law governing or relating to the Parties’ employment relationship including, but not limited to, (i) any claims on account of, arising out of or in any way connected with the Executive’s hiring by Cinergy, employment with Cinergy or the termination of that employment; (ii) any claims alleged or which could have been alleged in any charge or complaint against Cinergy, including, but not limited to, those with the EEOC, OCRC, ICRC, TWCCRD, OSHA and the Secretary of Labor; (iii) any claims relating to the conduct, including action or inaction, of any executive, employee, officer, director, agent or other representative of Cinergy; (iv) any claims of discrimination, harassment or retaliation on any basis; (v) any claims arising from any legal restrictions on an employer’s right to separate its employees; (vi) any claims for personal injury, compensatory or punitive damages, front pay, back pay, liquidated damages, treble damages, legal and/or attorneys’ fees, expenses and litigation costs or other forms of relief; (vii) any claims for compensation and benefits; (viii) any cause of action or claim that could have been asserted in any litigation or other dispute resolution process, regardless of forum (judicial, arbitral or other), against any employee, officer, director, agent or other representative of Cinergy; (ix) any claim for, or right to, arbitration, and any claim alleged or which could have been alleged in any charge, complaint or request for arbitration against Cinergy; (x) any claim on account of, arising out of or in any way connected with any employment agreement between the Executive and Cinergy; (xi) any claim on account of, arising out of or in any way connected with the alleged termination of the Executive’s employment for “good reason”; (xii) any claim on account of, arising out of or in any way connected with medical, dental, life insurance or other welfare benefit plan coverage; and (xiii) all other causes of action sounding in contract, tort or other common law basis, including, but not limited to: (a) the breach of any alleged oral or written contract; (b) negligent or intentional misrepresentations; (c) wrongful discharge; (d) just cause dismissal; (e) defamation; (f) interference with contract or business relationship; (g) negligent or intentional infliction of emotional distress; (h) promissory estoppel; (i) claims in equity or public policy; (j) assault; (k) battery; (l) breach of employee handbooks, manuals or other policies; (m) breach of fiduciary duty; (n) false imprisonment; (o) fraud; (p) invasion of privacy; (q) whistleblower claims; and (r) negligence, negligent hiring, retention or supervision; and

b.             Those arising under any law relating to sex, age, race, color, religion, handicap or disability, harassment, veteran status, sexual orientation, retaliation, or national origin or Appalachian origin discrimination including, without limitation, any rights or claims arising under Title VII of the Civil Rights Act of 1866 and 1964, as amended, 42 U.S.C. §§ 1981 and 2000(e) et seq.; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq., as amended by the Older Workers Benefit Protection Act; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12,101 et seq.; Sections 806 and 1107 of the Sarbanes-Oxley Act of 2002; the Fair Labor Standards Act of 1938, 29 U.S.C. §§ 201 et seq.; the National Labor Relations Act, 29 U.S.C. §§ 151 et seq.; the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et seq.; Ohio Civil Rights Statutes, Ohio Revised Code Chapter 4112 et seq.; the Ohio Whistleblower Act, Ohio Revised Code § 4113.51, et seq.; Ohio Workers’ Compensation Retaliation Statute, Ohio Revised Code § 4123.90; the Indiana Civil Rights Act, IC § 22-9-1-12.1 et seq.; Indiana Equal Pay Statute, IC § 20-8.1-6.1 et seq.; Indiana Workers’ Compensation Statute, IC § 22-3-1-1 et seq., Indiana Whistleblower Statute, IC § 22-5-3-3 et seq.; the Texas Commission on Human Rights Act, Tex. Lab. Code. Ann. §§21.001 et seq.; Tex. Lab. Code. Ann. §§21.051; Tex. Lab. Code. Ann. §§21.055, Texas Workers’ Compensation Act, Texas Whistleblower Act, as such statutes may be amended from time to time; and

c.             Those arising out of the Employee Retirement Income Security Act of 1974; and

d.             Those arising out of the Family and Medical Leave Act, 29 U.S.C. §§ 2601 et seq.; and

e.             Those arising under the civil rights, labor and employment laws of any state, municipality or local ordinance; and

f.              Any claim for reinstatement, compensatory damages, back pay, front pay, interest, punitive damages, special damages, legal and/or attorneys’ fees, expenses and litigation costs including expert fees; and

g.             Any other federal or state statute that affords employees or individuals protection of any kind whatsoever.

3.             The Parties acknowledge that it is their mutual and specific intent that this Waiver and Release fully complies with the requirements of the Older Workers Benefit Protection Act (29 U.S.C. § 626) and any similar law governing the release of claims.  Accordingly, the Executive hereby acknowledges that:

a.             The Executive has consulted with an attorney prior to executing this Waiver and Release and acknowledges being given the advice to do so.  The Executive represents that the Executive has read and fully understands all of the provisions of this Waiver and Release.  The Executive represents that the Executive is voluntarily signing this Waiver and Release.

b.             The Executive has been offered at least twenty-one (21) days in which to review and consider this Waiver and Release.

c.             The Executive waives any right to assert any claim or demand for reemployment with Cinergy.

4.             The Parties agree that this Waiver and Release shall not become effective and enforceable until the date this Waiver and Release is signed by both Parties or seven (7) calendar days after its execution by the Executive, whichever is later.  The Executive may revoke this Waiver and Release for any reason by providing written notice of such intent to the Company within seven (7) days after he has signed this Waiver and Release, thereby forfeiting the Executive’s right to receive any Benefits and rendering this Waiver and Release null and void in its entirety.

5.             The Executive hereby affirms and acknowledges his continued obligations to comply with the post-termination covenants contained in the Agreement, including but not limited to, the provisions of Sections 8, 9, 10, 11, 12 and 13 of the Agreement.  The Executive acknowledges that the restrictions contained therein are valid and reasonable in every respect, are necessary to protect Cinergy’s legitimate business interests and hereby affirmatively waives any claim or defense to the contrary.

6.             In the event that the Executive breaches or threatens to breach any provision of this Waiver and Release, he agrees that Cinergy shall be entitled to seek any and all equitable and legal relief provided by law, specifically including immediate and permanent injunctive relief.  The Executive hereby waives any claim that Cinergy has an adequate remedy at law.  In addition, and to the extent not prohibited by law, the Executive agrees that Cinergy shall be entitled to an award of all costs and attorneys’ fees incurred by Cinergy in any successful effort to enforce the terms of this Waiver and Release.  The Executive agrees that the foregoing relief shall not be construed to limit or otherwise restrict Cinergy’s ability to pursue any other remedy provided by law, including the recovery of any actual, compensatory or punitive damages.  Moreover, if the Executive pursues any claims against the Company subject to the foregoing Waiver and Release, the Executive agrees to immediately reimburse the Company for the value of all Benefits received to the fullest extent permitted by law.

7.             Cinergy hereby releases the Executive, his heirs, representatives, agents and assigns from any and all known claims, causes of action, grievances, damages and demands of any kind or nature based on acts or omissions committed by the Executive during and in the course of his employment with the Company provided such act or omission was committed in good faith and occurred within the scope of his normal duties and responsibilities.

8.             The Parties acknowledge that this Waiver and Release is entered into solely for the purpose of ending their employment relationship on an amicable basis and shall not be construed as an admission of liability or wrongdoing by either Party and that both Cinergy and the Executive have expressly denied any such liability or wrongdoing.

9.             Each of the promises and obligations shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, assigns and successors in interest of each of the Parties.

10.           The Parties agree that each and every paragraph, sentence, clause, term and provision of this Waiver and Release is severable and that, if any portion of this Waiver and Release should be deemed not enforceable for any reason, such portion shall be stricken and the remaining portion or portions thereof should continue to be enforced to the fullest extent permitted by applicable law.

11.           This Waiver and Release shall be governed by and interpreted in accordance with the laws of the State of Ohio without regard to any applicable state’s choice of law provisions.

12.           The Executive represents and acknowledges that in signing this Waiver and Release he does not rely, and has not relied, upon any representation or statement made by Cinergy or by any of Cinergy’s employees, officers, agents, stockholders, directors or attorneys with regard to the subject matter, basis or effect of this Waiver and Release other than those specifically contained herein.

13.           This Waiver and Release represents the entire agreement between the Parties concerning the subject matter hereof, shall supersede any and all prior agreements which may otherwise exist between them concerning the subject matter hereof (specifically excluding, however, the post-termination obligations contained in the Agreement or any other legally-binding document), and shall not be altered, amended, modified or otherwise changed except by a writing executed by both Parties.

14.           Capitalized words and terms used throughout this Waiver and Release that are not defined in this Waiver and Release shall have the meaning given to such word or term in the Agreement.

PLEASE READ CAREFULLY.  WITH RESPECT TO THE EMPLOYEE, THIS

WAIVER AND RELEASE INCLUDES A COMPLETE RELEASE OF ALL KNOWN

AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the Parties have themselves signed, or caused a duly authorized agent thereof to sign, this Waiver and Release on their behalf and thereby acknowledge their intent to be bound by its terms and conditions.

EMPLOYEE		CINERGY SERVICES, INC.

Signed:	/s/ William J. Grealis	By:	/s/ James E. Rogers

Printed:	William J. Grealis	Title:	Chairman and Chief Executive Officer

Dated:	May 5, 2005	Dated:	May 5, 2005